    AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON NOVEMBER 3, 2000



                                                       REGISTRATION NO.333-46020

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                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                            ------------------------


                                AMENDMENT NO. 1


                                       TO


                                    FORM S-3
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                            ------------------------

                 CHROMATICS COLOR SCIENCES INTERNATIONAL, INC.
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

                    NEW YORK                                        13-3253392
            (STATE OF INCORPORATION)                   (I.R.S. EMPLOYER IDENTIFICATION NO.)

                            ------------------------

                               5 EAST 80TH STREET
                               NEW YORK, NY 10021
                                 (212) 717-6544
  (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE, OF
                   REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)
                            ------------------------

                                WITH A COPY TO:

              DARBY S. MACFARLANE                            JEFFREY E. LAGUEUX, ESQ.
            CHAIRPERSON OF THE BOARD                   PATTERSON, BELKNAP, WEBB & TYLER LLP
               5 EAST 80TH STREET                          1133 AVENUE OF THE AMERICAS
               NEW YORK, NY 10021                            NEW YORK, NY 10036-6710
                 (212) 717-6544                                   (212) 336-2000

  (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE, OF
                               AGENT FOR SERVICE)
                            ------------------------

     APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after the effective date of this Registration Statement.

     If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]

     If any of the securities being registered on this form are being offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [ ]

     If this form is filed to register additional securities pursuant to Rule 462(b) under the Securities Act of 1933, please check the following box and list the Securities Act of 1933 registration statement number of the earlier effective registration statement for the same offering. [ ] ----------

     If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act of 1933, check the following box and list the Securities Act of 1933 registration statement number of the earlier effective registration statement for the same offering. [ ] ----------

     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]
                            ------------------------

                        CALCULATION OF REGISTRATION FEE


------------------------------------------------------------------------------------------------------------------------
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                                           AMOUNT            PROPOSED MAXIMUM       PROPOSED MAXIMUM       AMOUNT OF
                                           TO BE              OFFERING PRICE           AGGREGATE          REGISTRATION
 TITLE OF SHARES TO BE REGISTERED        REGISTERED            PER SHARE(1)        OFFERING PRICE(1)         FEE(2)
------------------------------------------------------------------------------------------------------------------------
Common Stock, par value $.001.....       4,249,948               $1.0625             $4,515,569.75         $2,020.61
------------------------------------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------------------------------



(1) Estimated solely for the purpose of calculating the registration fee. These estimates have been calculated in accordance with Rule 457(c) under the Securities Act of 1933 and are based upon the average of the high and low prices per share of the Registrant's common stock on the Nasdaq SmallCap Market on November 2, 2000.


(2) Paid on September 18, 2000.

     THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.
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--------------------------------------------------------------------------------

PROSPECTUS

                           CHROMATICS COLOR SCIENCES
                              INTERNATIONAL, INC.


                        4,249,948 SHARES OF COMMON STOCK



     The selling stockholders named in this prospectus are offering and selling shares of our common stock. A portion of these shares were issued in connection with our recent acquisition of Gordon Acquisition Corp., a manufacturer of cosmetics, hair care and other personal care products. Another portion of these shares were issued to Millennium Partners, L.P. in a recent private financing, with additional shares to be acquired by Millennium and our financial advisor upon the exercise of warrants issued by us in connection with this private financing. The remaining shares will be acquired by another financial advisor upon the exercise of warrants issued by us as compensation for certain financial advisory and investment banking services.


     The selling stockholders may sell the shares of common stock described in this prospectus in a number of different ways. The prices at which the selling stockholders may sell the shares of common stock will be determined by prevailing market prices for the shares or by negotiated transactions. We will not receive any of the proceeds from the sale of shares, but we will receive the exercise price of the warrants.


     Our common stock is listed on the Nasdaq SmallCap Market under the symbol "CCSI." On November 2, 2000 the closing sales price of our common stock on the Nasdaq SmallCap Market was $1.125.



     You should read the description of risks under the caption "Risk Factors" beginning on page 4 before purchasing any of the common stock offered by this prospectus.


     The shares offered or sold under this prospectus have not been approved or disapproved by the Securities and Exchange Commission or any state securities commission, nor have these organizations determined that this prospectus is accurate or complete. Any representation to the contrary is a criminal offense.


                The date of this prospectus is November 2, 2000.

                                ABOUT CHROMATICS

     We are engaged in the business of researching, developing and commercializing intellectual property rights, technology and instrumentation we have developed in the field of color science. Color science involves the objective, standardized analysis, description and measurement by instrument to a laboratory standard of accuracy of the colors composing the visual color spectrum and their related physical properties in relation to each other.

     We have incorporated some of these intellectual property rights, technology and instrumentation into a proprietary color measurement system and software marketed for various applications known as the ColorMate(R) System. We have developed our intellectual property and the ColorMate(R) System for:

     - the color measurement to a laboratory standard of accuracy and classification of human tissue, fluid, hair and/or teeth color,

     - the color coordination of these human skin, tissue, fluid, hair and/or teeth color classifications in relation to products,

     - the color measurement to a laboratory standard of accuracy, classification and organization based on color of various color-sensitive consumer products including chromaticity studies of cosmetics, hair coloring, hosiery, clothing, tooth enamel, paint and textiles,

     - the color measurement to a laboratory standard of accuracy to monitor infant jaundice,

     - the color measurement in detecting and monitoring those diseases which we believe can be diagnosed or monitored by the coloration of human skin, tissue and fluids and

     - the color coordination of products in relation to other products.

     In July 1997 we received clearance from the U.S. Food and Drug Administration for commercial marketing of our ColorMate(R) System device for the non-invasive monitoring of infant jaundice by healthcare professionals in the hospital, institutional, pediatricians' office or home setting. In June 1999 we entered into an agreement for the exclusive distribution of this product in the hospital, pediatricians' office and home healthcare markets in the United States with Datex-Ohmeda, Inc. and its Ohmeda Medical Division. The current procedure for the initial screening for infant jaundice is the visual observation of the yellowing of the skin by professional care providers. This is a subjective determination prone to errors due to different skin colors. If the initial clinical assessment suggests the possibility of infant jaundice, the current procedure requires that a blood sample be obtained by lancing the infant. We believe that a non-invasive instrument that monitors infant jaundice represents a significant improvement in patient care.

     The ColorMate(R) TLc-BiliTest(R) System monitors the incremental change of the yellow content of the skin color in infants of all races by non-invasively measuring the color of the skin of the newborn. Color measurements are obtained by placing the device on different physical sites of the newborn for five to ten seconds. Accuracy of the color measurements is ensured by use of the TLc-Lensette(TM) calibration standard used prior to each baby's measurement.

     On June 2, 2000 we acquired the common stock and certain debt of Gordon Laboratories, Inc., a Carson City, California based formulator and manufacturer of cosmetics, hair care and other personal care products. We acquired an approximately 85% equity interest in Gordon for approximately $5.5 million, principally in stock, and will acquire the remaining interest within one year of June 2, 2000. Gordon is recognized within the personal and beauty care industry as a high quality formulator, packager and contract manufacturer of cosmetics and other beauty care products for branded consumer product marketers and private label retailers. The Company's customer base consists of leading brand marketers, major mass merchandisers and direct-sale marketers such as Sears, The Gap, Kmart, Tora, Gerber, Herbalife, The Body Shop, Bath + Body works and Victoria's Secret. In connection with the acquisition of Gordon, Brian Fitzpatrick, the former Chairman, President and Chief Executive Officer of Gordon, was named President and Chief Operating Officer of Chromatics and has recently been appointed Acting Chief Executive Officer of Chromatics and a member of our board of directors. Along with Mr. Fitzpatrick, the acquisition of Gordon provides us with an experienced management team fully operational in the cosmetics and beauty care industry, as we move to establish our presence there.

     Gordon provides us with the needed infrastructure to commercialize our color science technology in the cosmetics and hair colorant markets. We expect to capitalize on Gordon's manufacturing and marketing capabilities to generate expanded revenues from laboratory chromaticity studies, color-measuring systems and related products. In addition, Gordon has the capability to produce TLc-Lensette(TM) calibration standards for the Company's medical device, the ColorMate(R) TLc-BiliTest(R) non-invasive monitoring system for infant jaundice.

     We are currently in the early stages of the commercialization of our ColorMate(R) TLc-BiliTest(R) System for the monitoring of infant jaundice. We are also developing a business plan for our recently acquired Gordon division, establishing a new management structure and commercializing new applications of our technology. We will need to generate substantial revenues from the sale of our products and the financial markets in order to develop other medical and non-medical applications for our intellectual property rights, technology and instrumentation and to fund our continuing operations. If we are not successful in generating adequate revenues, we may be forced to curtail our operations and seek protection from our creditors under applicable bankruptcy laws.


     In connection with the acquisition of Gordon, we issued to the stockholders of Gordon a total of 721,231 shares of our common stock and paid them $609,000 in cash. In addition, in connection with our August 2000 private financing we issued 641,026 shares of our common stock and warrants to purchase 2,588,974 shares of our common stock for gross proceeds of $3,000,000. Finally, as compensation for certain services rendered pursuant to a financial advisory and investment banking agreement, we issued warrants to purchase 298,717 shares of our common stock to Josephthal & Co. Inc. The shares of common stock issued pursuant to the Gordon acquisition, the August financing and the Josephthal agreement, which in the aggregate equal 4,249,948, are the subject of this prospectus.


     We were incorporated in New York in March 1984. Our principal executive offices are located at 5 East 80th Street, New York, New York 10021 and our telephone number at that address is (212) 717-6544.

                                  RISK FACTORS

     Investing in our common stock is very risky. You should be able to bear a complete loss of your investment. You should carefully consider the following factors, in addition to the other information in this prospectus, before investing in our common stock.

WE HAVE A LIMITED OPERATING HISTORY

     We have a limited operating history and have generated insignificant revenues prior to the acquisition of Gordon. Although we have recently entered into agreements for the manufacturing and distributing of our ColorMate(R) TLc-BiliTest(R) System, to date we have not produced or sold substantial quantities of this product. We cannot assure you that this product can be manufactured in commercial quantities or at an acceptable cost or marketed successfully. We also cannot assure you that we will be successful in our efforts to commercialize our ColorMate(R) System for other applications.

WE EXPECT TO CONTINUE TO OPERATE AT A LOSS AND WE MAY NEVER ACHIEVE
PROFITABILITY

     We cannot be certain that we will ever achieve and sustain profitability. To date, we have been engaged in research and development activities and have not generated any significant revenues from sales of our ColorMate(R) TLc-BiliTest(R) System or TLc-Lensette(TM) calibration standards, although we recently began generating revenues from Gordon's manufacturing and marketing activities. As of June 30, 2000, we had an accumulated deficit of $40,969,000. We expect that we will continue to incur operating losses for the foreseeable future. We also cannot be certain that Gordon, which has sustained operating losses during its last three fiscal years, will ever achieve and sustain profitability.

IF WE DO NOT SECURE ADDITIONAL FINANCING WE WILL NOT BE ABLE TO DEVELOP AND MARKET OUR PRODUCTS


     We will require substantial additional funds for our research and product development programs, for contractual obligations, for operating expenses, to pursue regulatory approvals and to develop and commercialize other applications of our ColorMate(R) System. In addition, Gordon has working capital and capital equipment financing needs necessary to sustain and expand its business operations. Adequate funds for these purposes, whether through the financial markets or other sources, may not be available when needed. Additionally, under the terms of our manufacturing agreement we must provide our manufacturing partner with a number of key component parts to be assembled into our ColorMate(R) System and our ColorMate(R) TLc-BiliTest(R) System. Without the funds to provide these component parts, our products cannot be manufactured and we will be unable to fulfill our obligations to our distribution partner. The terms of the convertible preferred stock issued in the June 1999 and February 2000 Lehman financings that require a downward adjustment in the conversion price if we issue shares of common stock at a price of less than $4.68 per share (other than issuances specifically exempt from adjustment, as agreed to by Lehman, including but limited to, issuances of preferred stock and/or warrants to Crescent International Ltd. for aggregate proceeds of not more than $4,000,000) will increase the cost to us of any subsequent equity financing effected at less than $4.68 per share. If we fail to make any payment required or if we are otherwise in default under the manufacturing and distribution agreements relating to our ColorMate(R) System and our ColorMate(R) TLc BiliTest(R) System, the other parties will have the right to terminate the agreements. Termination of any of these agreements would have a material adverse effect on our business by rendering us unable to manufacture and distribute our ColorMate(R) System and our ColorMate(R) TLc-BiliTest(R) System until replacement agreements were entered into.


WE HAVE LIMITED MANUFACTURING AND MARKETING CAPABILITIES OF OUR OWN AND WILL CONTINUE TO DEPEND ON OTHER PARTIES FOR MANUFACTURING AND MARKETING FOR THE FORESEEABLE FUTURE

     We currently do not have the resources to manufacture or market independently on a commercial scale the ColorMate(R) System, the ColorMate(R) TLc-BiliTest(R) System or any other products that we may develop, although through our recent acquisition of Gordon we soon expect to have the capability to produce TLc-Lensette(R) calibration standards for our ColorMate(R) TLc-BiliTest(R) System. We rely on our corporate partners to manufacture and to market our ColorMate(R) TLc-BiliTest(R) System and will continue to rely on corporate partners to manufacture and to market our ColorMate(R) System for other applications. The amount and timing of resources to be devoted to these activities by these other parties may not be within our control. We cannot assure you that these parties will perform their obligations as expected or that we will derive any revenue from these arrangements. To date, our distribution partner, Datex-Ohmeda, Inc. and its Ohmeda Medical Division, has not achieved the annual minimum market penetration performance standards, nor has it purchased and placed the minimum quantities of our ColorMate(R) TLc-BiliTest(R) System and TLc-Lensette(TM) calibration standards, set forth in our June 7, 1999 distribution agreement, as amended. We cannot assure you that Datex-Ohmeda will meet these minimum performance standards and purchase and placement requirements in accordance with the terms of our agreement. We have little or no experience in manufacturing or marketing any medical products and have only recently, through our acquisition of Gordon, developed experience in manufacturing and marketing products for the beauty industry. The failure of our corporate partners to perform their obligations relating to the manufacturing and distributing of our ColorMate(R) System or ColorMate(R) TLc-BiliTest(R) System would have a material adverse effect on our business by rendering us unable to manufacture and distribute our ColorMate(R) System and our ColorMate(R) TLc-BiliTest(R) System until a replacement arrangement was entered into.

WE MAY NOT BE SUCCESSFUL IN COMMERCIALIZING OUR COLORMATE(R) TLC-BILITEST(R) SYSTEM

     Our success in commercializing our ColorMate(R) TLc-BiliTest(R) System will be dependent upon its acceptance by healthcare professionals and the ability of our distribution partner to penetrate the healthcare market. The acceptance of our ColorMate(R) TLc-BiliTest(R) System by healthcare professionals will largely depend on our ability to show them its ability to reduce the need for heelsticks in monitoring infant jaundice as well as its utility compared to other non-invasive methods that currently exist or that may be developed in the future by others with respect to:

     - safety,

     - effectiveness,

     - ease of use and

     - price.

     We cannot assure that our ColorMate(R) TLc-BiliTest(R) System will be competitive with respect to these factors.

WE HAVE NOT YET SUCCESSFULLY COMMERCIALIZED OUR COLORMATE(R) SYSTEM FOR OTHER POTENTIAL MEDICAL APPLICATIONS

     Although we have received FDA clearance to commercially market our ColorMate(R) TLc-BiliTest(R) System for monitoring infant jaundice, our clinical and research and development programs for other medical applications of our ColorMate(R) System are at a very preliminary stage. Substantial additional research and development and further clinical trials will be necessary before commercial versions of any additional proposed products are submitted for FDA marketing clearance or approval and produced for other medical applications. We cannot assure you that we will be able to successfully address the problems that may arise during the development, FDA review process and commercialization of these other medical applications or that any of our proposed products for these other medical applications will be successfully developed, proven safe and effective in clinical trials, cleared or approved by the FDA for marketing or meet applicable regulatory standards and requirements.

WE HAVE NOT YET SUCCESSFULLY COMMERCIALIZED NON-MEDICAL APPLICATIONS OF OUR PRODUCTS

     To date, we have not achieved commercial market penetration for our ColorMate(R) System in any non-medical industry. In order to commercialize our ColorMate(R) System in connection with non-medical applications we will need to develop additional marketing skills, incur significant expenses on sales and marketing activities, hire additional employees and consultants and enter into arrangements with third party distributors. Our recent acquisition of Gordon has enabled us to develop certain of the skills and resources that we will need to commercialize our products in the cosmetics and beauty industry. We cannot assure you that we will be successful in our efforts to commercialize any non-medical application of our ColorMate(R) System.

EXTENSIVE GOVERNMENTAL REGULATION COULD DELAY, RESTRICT OR PREVENT THE MARKETING OF OUR PRODUCTS

     Governmental regulation may significantly delay the marketing of our products, prevent marketing of products altogether or impose costly requirements on our activities. The FDA and comparable foreign regulatory authorities generally require rigorous pre-clinical testing, clinical trials and government premarket review and clearance or approval for the type of human medical device we market or contemplate marketing. Numerous regulations govern, among other things, the manufacturing, safety, labeling, promotion, storage, record keeping, reporting and marketing of medical devices. A delay in obtaining or failure to obtain or maintain regulatory clearances or approvals for any of our products would have an adverse effect on our business. We cannot predict the adverse effects that existing or future government regulations may have on our business.

     Even though our ColorMate(R) TLc-BiliTest(R) System received FDA marketing clearance for monitoring infant jaundice, we may still face difficulties in manufacturing and marketing this product. A marketed product and its manufacturer's practices are subject to regulatory review and the manufacturer's facilities are subject to periodic establishment inspections. The discovery of previously unknown problems with a product, manufacturer or facility may result in restrictions on the product or manufacturer, including withdrawal of the product from the market. The failure to comply with applicable regulatory requirements can, among other things, result in:

     - fines,

     - suspended or withdrawn regulatory approvals,

     - refusal to clear or approve pending applications,

     - refusal to permit exports or to allow imports from the United States,

     - product recalls,

     - seizure of products,

     - injunctions,

     - operating restrictions and

     - criminal prosecutions.

WE MAY BE UNABLE TO DEVELOP POTENTIAL INTERNATIONAL MARKETS AND OBTAIN FOREIGN REGULATORY APPROVALS

     Although we believe that sales of our products to customers outside of the United States represent a significant potential source of growth we may not be able to obtain agreements with third party distributors for marketing outside of the United States. We also cannot be certain that we will be able to maintain our existing ISO 9001/EN46001 certification or that we will obtain any further regulatory approvals in other countries. In order to market our products outside of the United States, we must comply with numerous and varying foreign regulatory requirements implemented by foreign authorities. The approval procedure varies among countries and can involve additional testing. The time required to obtain further foreign clearances or approvals may differ from that required to obtain FDA clearances or approvals for commercial marketing. The foreign regulatory approval process includes all of the risks associated with obtaining FDA clearances or approvals set forth above, and clearance or approval by the FDA does not ensure clearance or approval by the authorities of any other country.

THE MEDICAL COMMUNITY MAY BE RELUCTANT TO ACCEPT OUR TECHNOLOGY

     The commercial acceptance of our ColorMate(R) TLc-BiliTest(R) System is substantially dependent on its acceptance by the medical community for the monitoring of infant jaundice. Because the medical community is relatively slow to adopt new technologies we cannot assure you that the medical community will perceive a need for, or accept, our ColorMate(R) TLc-BiliTest(R) System or be willing to commit funds to its purchase and use. Widespread acceptance of the ColorMate(R) TLc-BiliTest(R) System for monitoring infant jaundice will require educating the medical community about its advantages, reliability, cost effectiveness and utility. In addition, acceptance of the ColorMate(R) TLc-BiliTest(R) System may be adversely affected by competing products which may have more utility, a lower cost or be received in a better way than our ColorMate(R) TLc-BiliTest(R) System.

OUR MAIN COMPETITORS GENERALLY HAVE MORE RESOURCES THAN WE HAVE

     The medical device industry is characterized by rapid technological advances, evolving industry standards and technological obsolescence. Our inability to meet or surpass our competitors' technological advances in this industry could have a material adverse effect on our business. We have several competitors in this industry, none of whom we believe to be dominant. We believe that, in addition to our ColorMate(R) TLc-BiliTest(R) System the only other commercially available non-invasive devices for the monitoring of infant jaundice with FDA marketing clearance in the United States are the Minolta Jaundice Meter, manufactured by Minolta Co., Ltd. which is distributed by Air Shields and the SpectRx Bilicheck, manufactured by SpectRx and Respironics. Both Minolta and Respironics have financial, marketing and other resources greater than our own. Our competitors in this industry may develop products which may render our ColorMate(R) TLc-BiliTest(R) System obsolete or which have advantages over our ColorMate(R) TLc-BiliTest(R) System, including greater accuracy and precision or greater acceptance by the medical community.

     To the extent that we are able to commercialize our ColorMate(R) System for non-medical applications we will also encounter competition. We cannot assure you that we will be able to compete successfully in these non-medical markets. In addition, the market for Gordon's products is extremely competitive with respect to price and quality and Gordon's competitors generally have greater resources than Gordon. We cannot assure you that Gordon will be able to successfully compete in its marketplace nor that it will be able to sustain and expand its current customer base.

OUR BOARD OF DIRECTORS IS AUTHORIZED TO ISSUE PREFERRED STOCK WITHOUT STOCKHOLDER AUTHORIZATION WHICH COULD BE USED AS AN ANTI-TAKEOVER DEVICE

     Our Board of Directors is authorized to issue from time to time without stockholder authorization shares of preferred stock. The issuance of preferred stock could decrease the amount of assets and earnings available for distribution to our other stockholders. Preferred stockholders could receive voting rights and rights to payments on liquidation or of dividends or other rights which are greater than the rights of the holders of our common stock. In addition, the issuance of preferred stock may make it more difficult for a third party to acquire, or may discourage a third party from acquiring, voting control of our stock. This provision could also discourage an unsolicited acquisition and could make it less likely that stockholders receive a premium for their shares as a result of any unsolicited acquisition proposal.

OUR DIRECTORS AND EXECUTIVE OFFICERS OWN A SIGNIFICANT AMOUNT OF STOCK OF CHROMATICS AND EXERT CONSIDERABLE INFLUENCE OVER CHROMATICS

     As of August 17, 2000, our directors and executive officers beneficially owned approximately 18% of voting power represented by our outstanding common and preferred stock. As a result, these stockholders are able to significantly influence all matters requiring stockholder approval, including the election of directors and the approval of significant corporate transactions. This concentration of ownership could also delay or prevent a change in control that may be favored by other stockholders.

WE WILL NEED TO HIRE ADDITIONAL PERSONNEL TO MANAGE OUR TRANSITION FROM A DEVELOPMENT STAGE COMPANY TO AN OPERATING COMPANY


     In order to generate and service sales of our products we will need to attract and retain significant additional senior and midlevel personnel experienced in financial, administrative, marketing, sales and regulatory matters, particularly in the medical and beauty industries. We currently have 84 full-time employees. Our success will depend in part on our ability to hire, train and retain new and existing personnel.

Competition for qualified personnel is intense and we cannot assure you that we will be successful in hiring, training or retaining additional personnel to support our executive, operations, marketing, sales, research and product development needs and efforts.

WE DEPEND ON THE SERVICES OF KEY PERSONNEL


     Our success depends to a significant extent upon the efforts of Darby Simpson Macfarlane, the Chairperson of our Board of Directors, Chief Technology Officer and one of our major stockholders, and David Kenneth Macfarlane, our Vice President, Research and Development. They are co-inventors of our ColorMate(R) System and possess unique technical knowledge required in connection with its production. Brian T. Fitzpatrick, our President and Acting Chief Executive Officer, is also an integral part of our organization. Although we have purchased key-man life insurance policies in the amounts of $1,000,000 on the lives of each of Ms. and Mr. Macfarlane, we cannot assure you that the proceeds from these policies would enable us to retain suitable replacements for them. The loss of the services of Ms. Macfarlane, Mr. Macfarlane or Mr. Fitzpatrick could adversely affect our business.


WE FACE THE RISK OF PRODUCT LIABILITY CLAIMS WHICH MAY EXCEED THE SCOPE OR AMOUNT OF OUR INSURANCE COVERAGE

     The manufacture and sale of human medical devices entails significant risk of product liability claims. In determining the amount of product liability coverage to obtain we were advised by an insurance broker with knowledge and experience regarding prevailing insurance practices in the medical device industry. Although we believe that the amount and scope of coverage obtained is consistent with prevailing medical device industry practice, we cannot assure you that our product liability coverage will be adequate to protect us from any liabilities we might incur in connection with the use or sale of our products. In addition, we may require increased product liability coverage as additional products are commercialized. Product liability insurance is expensive and in the future may not be available on acceptable terms, if at all. A successful product liability claim or series of claims brought against us in excess of our insurance coverage could have a material adverse effect on our business and results of operations. We must indemnify our distribution partner against any product liability claims brought against it arising out of products developed by us.

OUR SUCCESS IS DEPENDENT UPON OUR ABILITY TO EFFECTIVELY MAINTAIN OUR PATENTS AND PROPRIETARY RIGHTS RELATING TO OUR COLORMATE(R) SYSTEM AND OUR COLORMATE(R) TLC-BILITEST(R) SYSTEM, WHICH WE MAY NOT BE ABLE TO DO

     Proprietary technology maintained in our trade secrets and other proprietary information claimed by our patents is incorporated into the proprietary software and measurement system used in our ColorMate(R) System, our ColorMate(R) TLc-BiliTest(R) System and our TLc-Lensette(TM) calibration standards. Because we are dependent on the commercialization of these products our success will depend to a significant degree on our ability to preserve our trade secrets, to obtain and maintain our patents and to operate without infringing the proprietary rights of others. We cannot assure you that our competitors will not seek to apply for and obtain patents that prevent, limit or interfere with our ability to make, use and sell our products either in the United States or in foreign countries. We also cannot assure you that we will not become subject to patent infringement claims brought by third parties or to re-examination of previously issued patents or interference proceedings to determine the priority of inventions.

     We also rely on a combination of trade secret and copyright law, employee and third-party nondisclosure agreements and other protective measures to protect intellectual property rights pertaining to our products and technologies. We cannot be certain that these measures will provide protection of our proprietary information. In addition, the laws of a small number of foreign jurisdictions may not protect our intellectual property rights to the same extent as the laws of the United States.

OUR ASSUMPTIONS REGARDING THE BUSINESS PLAN AND STRATEGY FOR OUR COLORMATE(R) TLC-BILITEST(R) SYSTEM, OUR GORDON DIVISION, AND FOR THE COMMERCIALIZATION OF OUR TECHNOLOGY MAY PROVE TO BE INACCURATE


     Our business plan and strategy for the commercialization of our ColorMate(R) TLc-BiliTest(R) System is based upon assumptions made by our distribution partner in our contract regarding the size of the infant jaundice monitoring market, our short-term and eventual share of this market, the price at which we believe we will be able to sell or lease this product and consumer acceptance of this product. We are currently working with our distribution partner on revising our sales and marketing strategies as well as on product improvements based on the results of the initial launch of our products by our distributor. We cannot assure you that our initial or revised assumptions will prove to be correct. The medical community has thus far not used a non-invasive device for monitoring infant jaundice as a standard of care. Assumptions made by our distribution partner about the size of the existing market were based on the current standard of care (an invasive blood test) and, accordingly, there can be no assurance that the market size of the ColorMate(R) TLc-BiliTest(R) System will be the same.


     In addition, we are developing business plans for Gordon and for the commercialization of new applications of our proprietary technology. In connection with the business plan for Gordon, we expect to capitalize on Gordon's management team and its experience in the cosmetics and beauty care industry as we move to establish our presence there. We also expect to capitalize on Gordon's infrastructure to commercialize our color science technology in the cosmetics and hair colorant markets. The assumptions we have made in our business plan about Gordon's experience in the cosmetics and beauty care industry and how it will enable us to commercialize our products in that marketplace may prove to be inaccurate.

OUR STOCK PRICE COULD BE ADVERSELY AFFECTED IF WE WERE DELISTED FROM THE NASDAQ SMALLCAP MARKET


     Our common stock is presently traded on the Nasdaq SmallCap Market. In September 2000 we received a letter from Nasdaq informing us that we did not meet at least one of the required maintenance criteria for continued listing of our common stock on the Nasdaq SmallCap Market. We subsequently agreed with Nasdaq on a plan that would enable us to regain compliance by meeting the requirement that we have net tangible assets of at least $2.0 million, which included obtaining commitments from three of our major investors to restructure the terms of their respective securities and consummating a $2.0 million equity financing with a private investor. Although we now meet Nasdaq's net tangible assets requirement and therefore meet the required criteria for continued listing, there can be no assurance that we will continue to do so in the future. In addition, the bid price of our common stock has recently closed below $1.00 per share on several trading days. If the minimum bid price of our common stock were to close below $1.00 for thirty consecutive trading days and it then does not trade over $1.00 for ten consecutive trading days during the ninety calender day period thereafter and/or we fail to meet other Nasdaq SmallCap continued listing requirements, Nasdaq could seek to have our common stock delisted from the Nasdaq SmallCap Market.



     If our common stock is delisted the market value of our common stock could fall and holders of common stock would likely find it more difficult to dispose of and to obtain accurate quotations as to the market value of our common stock. If our common stock is delisted from the Nasdaq SmallCap Market it could become subject to rules adopted by the SEC regulating broker-dealer practices in connection with transactions in "penny stocks." The penny stock rules require a broker-dealer prior to a transaction in a penny stock not otherwise exempt from the rules to deliver a standardized risk disclosure document which provides information about penny stocks and the nature and level of risks in the penny stock market. These disclosure requirements may have the effect of reducing the level of trading activity in the secondary market for a stock that becomes subject to these penny stock rules. If our common stock becomes subject to the penny stock rules, you may be unable to readily sell shares of our common stock.

OUR STOCK PRICE MAY BE VOLATILE

     The market price of our common stock has historically been volatile as a result of:

     - analyst recommendations,

     - announcements of technological innovations or new commercial products by us or our competitors,

     - market conditions relating to the medical device industry,

     - sales of substantial amounts of our common stock by existing stockholders, including short sales,

     - adverse publicity related to accusations by short sellers and

     - obtaining regulatory clearances in both the U.S. and in foreign countries.

     A short sale involves the sale of borrowed shares with the expectation that the market price of the security will decline in the future. If the anticipated price decline occurs the short seller replaces the borrowed securities with shares bought in the market at the lower price and realizes a profit equal to the difference between the price at which the borrowed shares were sold and the price at which the replacement shares are purchased. From time to time in the past concentrated periods of short selling of our common stock have created an imbalance between the number of shares offered to the market for sale and the willingness of the market to absorb these shares at prevailing price levels which has resulted in rapid and substantial declines in the market price of our common stock.


GORDON MAY NOT HAVE SUFFICIENT FUNDS AVAILABLE TO SATISFY ITS LONG TERM DEBT OBLIGATIONS



     Gordon has a long-term debt obligation to a financial institution of approximately $2.8 million which requires monthly payments of approximately $55,000. We cannot assure you that Gordon will have sufficient funds available to satisfy this obligation. Failure to satisfy this obligation would have a material adverse effect on Gordon's business and could force Gordon to close its operations and seek protection from its creditors under applicable bankruptcy laws.



CONVERSION OF THE CONVERTIBLE PREFERRED STOCK AND EXERCISE OF OUTSTANDING WARRANTS WILL DILUTE THE INTERESTS OF EXISTING STOCKHOLDERS



     The conversion prices of our outstanding convertible preferred stock may be less than the current market price of our common stock on the date of conversion. Similarly, the exercise prices of our outstanding warrants may be less than the current market price of our common stock on the date of exercise. So long as these securities remain outstanding and unconverted or unexercised, the terms under which we could obtain additional equity financing may be adversely affected. To the extent of any conversion or exercise of these securities, the interests of our existing stockholders will be diluted proportionately.


COST CONTAINMENT RELATING TO HEALTHCARE REFORM COULD ADVERSELY AFFECT OUR
BUSINESS

     Political, economic and regulatory influences are subjecting the healthcare industry in the United States to fundamental change and are increasing cost-containment efforts. We anticipate that Congress, state legislatures and the private sector will continue to review and assess alternative benefits, controls on healthcare spending through limitations on the growth of private health insurance premiums and Medicare and Medicaid spending, the creation of large insurance purchasing groups, price controls on pharmaceuticals and medical devices and other fundamental changes to the healthcare delivery system. Any changes of this nature could negatively impact our ultimate profitability. Also, the trend toward managed healthcare in the United States and the concurrent growth of organizations like healthcare management organizations, which could control or significantly influence the purchase of healthcare services and products, may result in lower prices for our medical product candidates than we currently expect. We cannot predict what impact the adoption of any federal or state healthcare reform measures or future private sector reforms may have on our business.

OUR PRODUCTS MUST BE ACCEPTED FOR REIMBURSEMENT BY THIRD-PARTY PAYORS

     Our ability to successfully commercialize our ColorMate(R) TLc-BiliTest(R) System and our other medical product candidates will depend in part on the extent to which appropriate reimbursement codes and authorized cost reimbursement levels of our products and related treatment are obtained from governmental authorities, private health insurers and other organizations, like health maintenance organizations. Third-party payors are increasingly challenging the prices charged for medical products and services. American Medical Association CPT codes are generally used to facilitate the processing of insurance reimbursement claims and to provide a simplified reporting procedure. However, assignment of a code does not assure that the insurer will provide reimbursement or that the AMA endorses the medical procedure at issue. In March 1998, we were assigned AMA CPT Code 82250 for processing claims for use of the ColorMate(R) TLc-BiliTest(R) System. This same code is assigned for the reimbursement of laboratory blood tests currently used to monitor infant jaundice. Subsequently, the AMA informed us that CPT Code 84999, not Code 82250, was the assigned code. However, the AMA indicated that it was reviewing coding in this area generally. Although we believe that the original code assignment to our ColorMate(R) TLc-BiliTest(R) System was correct, we cannot assure you that our belief will be sustained. Claims for reimbursement under CPT Code 84999 may not be as readily processed for reimbursement as claims made under CPT Code 82250.

WE EXPECT TO ISSUE ADDITIONAL SHARES IN THE FUTURE WHICH WOULD DILUTE THE OUTSTANDING SHARES

     In order to finance the commercialization of our ColorMate(R) TLc-BiliTest(R) System and other applications of our ColorMate(R) System, we expect to issue and sell additional shares of our common stock or securities convertible into our common stock, such as the securities which we issued to the selling stockholder, in the future. As of August 17, 2000, approximately 23 million shares of our common stock were authorized but unissued and unreserved. These shares may be issued in the future without stockholder approval. The prices at which we sell these securities and other terms and provisions will depend on prevailing market conditions and other factors in effect at that time, all of which are beyond our control. Shares may be issued at prices which are less than the then-current market price of our common stock and/or at prices which are less than the prices at which the shares of common stock being offered by the selling stockholder hereby are sold.


THE TERMS OF THE CONVERTIBLE PREFERRED STOCK MAY ADVERSELY AFFECT THE RIGHTS OF THE COMMON STOCK HOLDERS.



     Our convertible preferred stock will be entitled to priority of payment in the event we are liquidated and dissolved in preference to any distribution to the holders of our common stock. In addition, for as long as the shares of convertible preferred stock are outstanding we are prohibited from issuing any class or series of preferred stock with a priority of payment superior or equal to the priority of payment of the convertible preferred stock without the written consent of the holders thereof.

                                 RECENT EVENTS

     In June 2000 we completed the acquisition of Gordon. We acquired from the shareholders of Gordon:

     - approximately 85% of the outstanding shares of common stock, par value $.001, of Gordon,

     - options to purchase the remaining shares of Gordon, subject to mandatory exercise by us on the first anniversary of the closing date if not sooner exercised within one year and

     - notes in the aggregate principal amount of $1,854,000 made by Gordon in favor of its shareholders.

     In exchange, we issued to the shareholders of Gordon a total of 721,231 shares of our common stock and paid them $609,000 in cash. In addition, we agreed to register the shares of our common stock issued to the shareholders of Gordon for resale under the Securities Act of 1933 and use our reasonable best efforts to maintain the effectiveness of this registration statement until the earlier of the date that all of the shares of our common stock held by such shareholders have been sold or 360 days after the effective date of the registration statement.

     In order to finance our activities, we recently completed the following private placements of securities. In August 2000, we sold to a private investor for gross proceeds of $3,000,000:

     - 641,026 shares of our common stock,

     - a warrant to purchase 150,000 shares of our common at an exercise price equal to $5.26 and


     - an additional warrant to purchase, on two different vesting dates, at an exercise price equal to $.001, a number of shares of our common stock to be adjusted according to the closing bid prices of our common stock during the forty trading days preceding each respective vesting date.


     As compensation for services rendered in connection with this private placement, an additional warrant to purchase 30,000 shares of our common stock was issued to our financial advisor on the same terms and conditions as the warrant issued to the purchaser.

     We have agreed to prepare and file a registration statement covering the resale of the shares of common stock purchased by the purchaser and the shares of common stock issuable upon exercise of the warrants. For purposes of this registration statement, we have estimated that the number of shares issuable pursuant to the adjustable warrant will be 2,378,974. Should the number of shares of our common stock issuable pursuant to the adjustable warrant exceed the number registered under this registration statement, we have agreed to prepare and file a subsequent registration statement reflecting the number of additional shares to registered. We also agreed to use our best efforts to keep this and any future registration statement effective until the earlier of two years after the relevant effective date or the date when these securities have been sold or may be sold without volume restrictions pursuant to SEC Rule 144(k).

     Within five trading days following the date that the registration statement is declared effective, unless the closing sales price of our common stock for any of the three trading days following the effective date is less than $4.01 per share, we have agreed to issue to the purchaser an additional 213,675 shares of our common stock and a warrant to purchase 50,000 additional shares of our common for gross proceeds of $1,000,000.

     In June 1999 we sold 40,000 shares of convertible preferred stock and warrants to purchase 270,690 shares of our common stock to an affiliate of Lehman Brothers, Inc for aggregate proceeds of $4,000,000. In February 2000 we sold 40,000 shares of convertible preferred stock and warrants to purchase 304,372 shares of our common stock to the same Lehman affiliate for aggregate proceeds of $4,000,000. The shares of preferred stock issued during these financings are convertible into shares of our common stock at a conversion price of $4.68 per share and the warrants have an exercise price of $4.68 per share. The shares of preferred stock and the warrants are subject to adjustment for stock splits, combinations and similar recapitalizations affecting our common stock and in certain circumstances involving the issuance of shares of our common stock at prices below $4.68 per share. 575,062 of the warrants issued during these financings are currently outstanding.

     In June 2000 we engaged Josephthal & Co. Inc. as our financial advisor. Under a non-exclusive agreement, Josephthal will provide us with financial advice and general investment banking services with respect to proposed business transactions and financings. As compensation for such services, we agreed to pay Josephthal a non-refundable retainer fee of $100,000 and to issue to its designees warrants to purchase 298,717 shares of our common stock. These warrants will expire five years from the date of issuance, have an exercise price of $4.68 and are subject to adjustment for stock splits, combinations and similar recapitalizations affecting our common stock and in certain circumstances involving the issuance of shares of our common stock at prices below $4.68. We have agreed to prepare and file a registration statement covering the resale of the shares of common stock issuable upon exercise of these warrants.



     On October 11, 2000, we obtained commitments from three of our major investors to restructure the terms of their respective securities. Millennium and the Lehman affiliate agreed to eliminate provisions in their respective purchase documents involving antidilution and provisions imposing monetary penalties in the event that our common stock is delisted from Nasdaq. They also agreed to delete those provisions granting them rights to require us to repurchase shares of our common stock or preferred stock for cash, except in certain limited circumstances within our control. The convertible debenture holders agreed to convert the entire principal amount of their debentures, and any accrued but unpaid interest thereon, into a newly authorized series of convertible preferred stock, effective October 31, 2000. This new class of convertible preferred:



     - will have a conversion price of $4.68 per share,



     - will rank senior and prior to all existing and future classes or series of our capital stock in the event of the distribution of our assets upon liquidation, dissolution or winding up,



     - be entitled to cumulative dividends beginning on April 15, 2002 at a rate of 8% per annum, to be increased in the event a dividend payment is missed to 11% until all accrued dividends are paid in full,



     - be subject to involuntary conversion at our option into shares our common stock at a conversion price of $4.68 per share if the average closing bid price of our common stock for ten consecutive trading days exceeds $10.29 and



     - be subject to adjustment for stock splits, combinations and similar recapitalizations affecting our common stock.



The purpose of this restructuring was to assist us in meeting the net tangible assets requirement for continued listing on the Nasdaq SmallCap Market. The commitments of these investors were subject to certain conditions, including our securing confirmation from Nasdaq of our eligibility for continued listing on the Nasdaq SmallCap Market and the closing of the equity financing with Crescent International Ltd., pursuant to which we issued and sold to Crescent shares of a newly-authorized series of preferred stock and warrants for an aggregate purchase price of $2,000,000. Each of these conditions were satisfied on or prior to November 1, 2000. In consideration of their agreements to restructure their respective securities, we agreed to issue to each of the Lehman affiliate and the debenture holders 200,000 five-year warrants to purchase our common stock at an exercise price of $1.50 per share. We also agreed with the debenture holders not to incur or permit any future liens on any of our properties or assets, not to grant any security interests in our future revenues and not to consummate any future financing which involves the issuance of debentures.


                       WHERE YOU CAN GET MORE INFORMATION

     We are a reporting company and file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy these reports, proxy statements and other information at the SEC's public reference rooms in Washington, DC, New York, NY and Chicago, IL. You can request copies of these documents by writing to the SEC and paying a fee for the copying cost. Please call the SEC at 1-800-SEC-0330 for more information about the operation of the public reference rooms. Our SEC filings are also available at the SEC's web site at "http://www.sec.gov." In addition, you can read and copy our SEC filings at the office of the National Association of Securities Dealers, Inc. at 1735 K Street, N.W., Washington, DC 20006.

     The SEC allows us to "incorporate by reference" information that we file with it, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is an important part of this prospectus, and information that we file later with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings we will make with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934:


     - Current Report on Form 8-K filed on November 3, 2000,



     - Current Report on Form 8-K filed November 3, 2000,



     - Current Report on Form 8-K filed September 1, 2000,


     - Quarterly Report on Form 10-Q for the period ended June 30, 2000 filed August 18, 2000,

     - Current Report on Form 8-K filed June 19, 2000, as amended by Form 8-K/A filed August 18, 2000,

     - Quarterly Report on Form 10-Q for the period ended March 30, 2000 filed May 15, 2000,

     - Annual Report on Form 10-K for the year ended December 31, 1999 filed March 30, 2000, as amended by Form 10-K/A No. 1 filed March 31, 2000,

     - The description of the common stock contained in Chromatics Color Sciences International, Inc. Registration Statement on Form 8-A filed February 1, 1993,

     - The description of the purchase rights for Class B Series 1 preferred stock contained in the Chromatics Color Sciences International, Inc. Registration Statement on Form 8-A filed January 5, 1999,

     - Registration Statement on Form 8-A/A amending the description of the common stock filed November 12, 1999,

     - Registration Statement on Form 8-A/A amending the description of the purchase rights for Class B Series 1 preferred stock filed November 12, 1999,

     You may request a copy of these filings at no cost, by writing or telephoning us at the following address:

                              Ms. Leslie Foglesong
                                   Secretary

                 Chromatics Color Sciences International, Inc.
                               5 East 80th Street
                               New York, NY 10021
                                 (212) 717-6544

                           FORWARD-LOOKING STATEMENTS

     Some of the statements in this prospectus and the documents incorporated by reference are forward-looking statements. These forward-looking statements are subject to certain risks and uncertainties, including, among others, those listed under "Risk Factors" above and in the documents incorporated by reference.

                              SELLING STOCKHOLDERS

     In connection with the acquisition of Gordon, in June 2000 we issued to the selling stockholders shares of our common stock and agreed to use our reasonable best efforts to file a resale registration statement with the SEC covering these shares and to maintain the effectiveness of the registration statement until all of the shares are sold under the registration statement or until 360 days after the effective date thereof. In connection with our August 2000 private financing, we agreed to prepare and file a registration statement covering the resale of the shares of common stock purchased by the purchaser and the shares of common stock issuable upon exercise of the warrants and to use our best efforts to keep this registration statement effective until the earlier of two years after the date it is declared effective or the date when these securities have been sold or may be sold without volume restrictions pursuant to SEC Rule 144(k). In connection with the issuance of warrants to Josephthal, we agreed to prepare and file a registration statement covering the resale of the shares of common stock issuable upon the exercise of the warrants and to use our reasonable best efforts to keep this registration statement effective for a period of nine consecutive months after the date it is declared effective. Our registration of the shares of common stock does not necessarily mean that the selling stockholders will sell all or any of the shares.

     The following table sets forth pertinent information regarding the beneficial ownership of the common stock, as of August 17, 2000, of the selling stockholders. The information provided in the table below with respect to the selling stockholders has been obtained from the selling stockholders. Except as otherwise disclosed below, the selling stockholders do not have, nor within the past three years have had, any position, office or other material relationship with us. Because the selling stockholders may sell all or some portion of the shares of common stock beneficially owned by them, we cannot estimate the number of shares of common stock that will be beneficially owned by the selling stockholders after this offering. In addition, the selling stockholders may have sold, transferred or otherwise disposed of, or may sell, transfer or otherwise dispose of, at any time or from time to time since the date on which they provided the information regarding the shares of common stock beneficially owned by them, all or a portion of the shares of common stock beneficially owned by them in transactions exempt from the registration requirements of the Securities Act of 1933. The following table assumes that all of the shares of common stock being registered will be sold by the selling stockholders.

     Beneficial ownership is determined in accordance with Rule 13d-3(d) promulgated by the SEC under the Securities Exchange Act of 1934, as amended. Shares of common stock issuable pursuant to options, warrants and convertible securities, to the extent these securities are currently exercisable or convertible within 60 days of August 17, 2000, are treated as outstanding for computing the percentage of the person holding these securities but are not treated as outstanding for computing the percentage of any other person. Unless otherwise noted, the person identified possesses sole voting and investment power with respect to the shares. Shares not outstanding but deemed beneficially owned by virtue of the right of a person to acquire them within 60 days are treated as outstanding only for purposes of determining the number of and percent owned by that person.

                                    NUMBER OF SHARES
                                      BENEFICIALLY      NUMBER OF SHARES      NUMBER OF SHARES      PERCENTAGE
                                      OWNED AS OF      REGISTERED FOR SALE   BENEFICIALLY OWNED   OWNERSHIP AFTER
NAME OF SELLING STOCKHOLDER         AUGUST 17, 2000         HEREUNDER          AFTER OFFERING        OFFERING
---------------------------         ----------------   -------------------   ------------------   ---------------
Brian T. Fitzpatrick (1)..........       106,233(2)           106,233                0                   0%
  c/o Gordon Laboratories, Inc.
  751 East Artesia Boulevard
  Carson, CA 90746
Odyssey Capital Group, L.P. ......       213,469(3)           213,469                0                   0%
  c/o Gordon Laboratories, Inc.
  751 East Artesia Boulevard
  Carson, CA 90746
Simon Rubenstein..................        19,559(4)            19,559                0                   0%
  c/o Gordon Laboratories, Inc.
  751 East Artesia Boulevard
  Carson, CA 90746
Anthony Frank.....................        18,094(5)            18,094                0                   0%
  c/o Gordon Laboratories, Inc.
  751 East Artesia Boulevard
  Carson, CA 90746

                                    NUMBER OF SHARES
                                      BENEFICIALLY      NUMBER OF SHARES      NUMBER OF SHARES      PERCENTAGE
                                      OWNED AS OF      REGISTERED FOR SALE   BENEFICIALLY OWNED   OWNERSHIP AFTER
NAME OF SELLING STOCKHOLDER         AUGUST 17, 2000         HEREUNDER          AFTER OFFERING        OFFERING
---------------------------         ----------------   -------------------   ------------------   ---------------
Globcon Limited...................        18,094(6)            18,094                0                   0%
  c/o Gordon Laboratories, Inc.
  751 East Artesia Boulevard
  Carson, CA 90746
Philip Fitzpatrick................           293(7)               293                0                   0%
  c/o Gordon Laboratories, Inc.
  751 East Artesia Boulevard
  Carson, CA 90746
E. Michael Thoben.................        29,229(8)            29,229                0                   0%
  c/o Gordon Laboratories, Inc.
  751 East Artesia Boulevard
  Carson, CA 90746
Bruce Gustafsen...................         9,743(9)             9,743                0                   0%
  c/o Gordon Laboratories, Inc.
  751 East Artesia Boulevard
  Carson, CA 90746
Doug Scudamore....................           584(10)              584                0                   0%
  c/o Gordon Laboratories, Inc.
  751 East Artesia Boulevard
  Carson, CA 90746
David Cohen.......................         9,743(11)            9,743                0                   0%
  c/o Gordon Laboratories, Inc.
  751 East Artesia Boulevard
  Carson, CA 90746
Morgan D. Gaffney and Suzanne C.
  Gaffney, Trustees, Gaffney
  Family Revocable Trust UTD
  9/4/91..........................       217,312(12)          217,312                0                   0%
  c/o Gordon Laboratories, Inc.
  751 East Artesia Boulevard
  Carson, CA 90746
Whittier Trust Company............        78,878(13)           78,878                0                   0%
  c/o Gordon Laboratories, Inc.
  751 East Artesia Boulevard
  Carson, CA 90746
Millennium Partners, L.P. ........       791,026(14)        3,200,000(15)            0                   0%
  c/o Millennium Management,
  L.L.C.
  666 Fifth Avenue
  New York, NY 10103
Wharton Capital Partners, Ltd. ...        30,000(16)           30,000                0                   0%
  545 Madison Avenue
  New York, NY 10022
X Securities, Ltd. ...............       149,359(17)          149,359                0                   0%
  c/o Josephthal & Co., Inc.
  200 Park Avenue, 25th Floor
  New York, NY 10166

                                    NUMBER OF SHARES
                                      BENEFICIALLY      NUMBER OF SHARES      NUMBER OF SHARES      PERCENTAGE
                                      OWNED AS OF      REGISTERED FOR SALE   BENEFICIALLY OWNED   OWNERSHIP AFTER
NAME OF SELLING STOCKHOLDER         AUGUST 17, 2000         HEREUNDER          AFTER OFFERING        OFFERING
---------------------------         ----------------   -------------------   ------------------   ---------------
John O'Brien......................        85,881(18)           85,881                0                   0%
  c/o Josephthal & Co., Inc.
  200 Park Avenue, 25th Floor
  New York, NY 10166
Edmund Belak......................        63,477(19)           63,477                0                   0%
  c/o Josephthal & Co., Inc.
  200 Park Avenue, 25th Floor
  New York, NY 10166


---------------
(1) Mr. Fitzpatrick is a member of the Board of Directors of Chromatics as well as its President and Acting Chief Executive Officer.

(2) Represents 1,000 shares of common stock subject to the Pledge and Escrow Agreement, dated as of June 2, 2000 (the "Escrow Agreement"), by and between the parties thereto, pursuant to which such shares were pledged as collateral security for the holder's indemnification obligation under the Agreement of Purchase and Sale, dated as of April 17, 2000, by and among Chromatics and the other parties thereto, as amended.

(3)  Represents 12,880 shares of common stock subject to the Escrow Agreement.

(4)  Represents 1,180 shares of common stock subject to the Escrow Agreement.

(5)  Represents 1,092 shares of common stock subject to the Escrow Agreement.

(6)  Represents 1,092 shares of common stock subject to the Escrow Agreement.

(7)  Represents 18 shares of common stock subject to the Escrow Agreement.

(8)  Represents 1,764 shares of common stock subject to the Escrow Agreement.

(9)  Represents 588 shares of common stock subject to the Escrow Agreement.

(10) Represents 35 shares of common stock subject to the Escrow Agreement.

(11) Represents 588 shares of common stock subject to the Escrow Agreement.

(12) Represents 1,176 shares of common stock subject to the Escrow Agreement.

(13) Represents 4,759 shares of common stock subject to the Escrow Agreement.

(14) Includes (i) 641,026 shares of common stock and (ii) 150,000 shares of common stock which may be acquired within 60 days of August 17, 2000 upon the exercise of a warrant issued to the selling stockholder.

(15) Includes (i) 641,026 shares of common stock, (ii) 150,000 shares of common stock which may be acquired upon the exercise of a warrant issued to the selling stockholder and (iii) 2,408,974 shares of common stock which may be acquired upon the exercise of an adjustable warrant issued to the selling stockholder.

(16) Represents 30,000 shares of common stock which may be acquired within 60 days of August 17, 2000 upon the exercise of a warrant issued to the selling stockholder.


(17) Represents 149,359 shares of common stock which may be acquired within 60 days of August 17, 2000 upon the exercise of a warrant issued to the selling stockholder.



(18) Represents 85,881 shares of common stock which may be acquired within 60 days of August 17, 2000 upon the exercise of a warrant issued to the selling stockholder.



(19) Represents 63,477 shares of common stock which may be acquired within 60 days of August 17, 2000 upon the exercise of a warrant issued to the selling stockholder.

                              PLAN OF DISTRIBUTION

     The selling stockholders or their transferees may, from time to time, sell all or a portion of the shares of common stock being registered pursuant to this prospectus in privately negotiated transactions or otherwise, at fixed prices that may be changed, at market prices prevailing at the time of sale, at prices related to these market prices or at negotiated prices. The shares may be sold by the selling stockholders by one or more of the following methods, without limitation:

     - block trades in which the broker or dealer so engaged will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction,

     - purchases by a broker or dealer as principal and resale by that broker or dealer for its account pursuant to this prospectus,

     - an exchange distribution in accordance with the rules of the applicable exchange,

     - ordinary brokerage transactions and transactions in which the broker solicits purchasers,

     - privately negotiated transactions,

     - short sales

     - a combination of any of these methods of sale and

     - any other method permitted pursuant to applicable law.

     The selling stockholders and any broker-dealers or agents that participate with the selling stockholders in sales of the shares may be deemed to be "underwriters" within the meaning of the Securities Act of 1933 in connection with these sales. If so, any commissions received by these broker-dealers or agents and any profit on the resale of the shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act of 1933.

     From time to time, the selling stockholders may engage in short sales, short sales against the box (in which the seller owns shares of our common stock at the time of the sale but borrows other shares of our common stock to sell in the short sale), puts and calls and other transactions in our securities or derivatives of these securities, and may sell and deliver the shares in connection therewith or in settlement of securities loans. From time to time, the selling stockholders may pledge their shares pursuant to the margin provisions of their customer agreements with their brokers. Upon a default by a selling stockholder, the broker may offer and sell the pledged shares from time to time.

     In effecting sales, brokers and dealers engaged by the selling stockholders may arrange for other brokers or dealers to participate in these sales. Brokers or dealers may receive commissions or discounts from the selling stockholders (or, if any broker-dealer acts as agent for the purchaser of the shares, from that purchaser) in amounts to be negotiated which are not expected to exceed those customary in the types of transactions involved. Broker-dealers may agree with the selling stockholders to sell a specified number of shares at a stipulated price per share, and, to the extent the broker-dealer is unable to do so acting as agent for the selling stockholders, to purchase as principal any unsold shares at the price required to fulfill the broker-dealer commitment to the selling stockholders.

     Broker-dealers who acquire shares as principal may thereafter resell the shares from time to time in transactions (which may involve block transactions and sales to and through other broker-dealers, including transactions of the nature described above) in the over-the-counter market or otherwise at prices and on terms then prevailing at the time of sale, at prices then related to the then-current market price or in negotiated transactions and, in connection with these resales, may pay to or receive from the purchasers of the shares commissions as described above. The selling stockholders may also sell the shares in accordance with Rule 144 under the Securities Act of 1933, rather than pursuant to this prospectus.

     We have agreed to indemnify the selling stockholders against losses, claims, damages and liabilities arising under the Securities Act of 1933.

     We have informed the selling stockholders that the anti-manipulation provisions of Regulation M under the Securities Exchange Act of 1934 may apply to the sales of its shares offered hereby. We have also advised the selling stockholders of the requirement for delivery of this prospectus in connection with any sale of the shares offered hereby.

     The selling stockholders may from time to time purchase shares of common stock in the open market. The selling stockholders have been notified that they should not commence any distribution of shares unless they have terminated their purchasing and bidding for common stock in the open market as provided in applicable securities regulations.

     There is no assurance that the selling stockholders or their transferees will sell any or all of the shares offered by them in this prospectus.

                                 LEGAL MATTERS

     The validity of the shares of common stock offered hereby will be passed upon for us by Patterson, Belknap, Webb & Tyler LLP, 1133 Avenue of the Americas, New York, New York.

                                    EXPERTS

     Our financial statements as of December 31, 1999 and December 31, 1998 and for the years then ended incorporated by reference in this prospectus and registration statement have been audited by BDO Seidman, LLP, independent auditors, as set forth in their report dated March 10, 2000 and are included in reliance upon the authority of BDO Seidman, LLP as experts in accounting and auditing. Our financial statements for the year ended December 31, 1997 incorporated by reference in this prospectus and registration statement have been audited by Wiss & Company, independent auditors, as set forth in their report dated February 17, 1998 and are included in reliance upon the authority of Wiss & Company as experts in accounting and auditing. The financial statements of Gordon Laboratories, Inc. as of May 31, 1999 and May 31, 1998 and for the years then ended incorporated by reference in this prospectus and registration statement have been audited by BDO Seidman, LLP, independent auditors, as set forth in their report (which contains a going concern explanatory paragraph) dated December 20, 1999, except for certain notes that are dated February 23, 2000 and April 17, 2000, and are included in reliance upon the authority of BDO Seidman, LLP as experts in accounting and auditing.

------------------------------------------------------
------------------------------------------------------

     WE HAVE NOT AUTHORIZED ANY DEALER, SALESMAN OR OTHER PERSON TO MAKE ANY REPRESENTATION NOT CONTAINED IN THIS PROSPECTUS. DO NOT RELY ON ANY INFORMATION OR REPRESENTATION NOT CONTAINED IN HEREIN. THIS PROSPECTUS IS NOT AN OFFER TO SELL ANY OF THE SECURITIES OFFERED HEREBY IN THOSE JURISDICTIONS WHERE SUCH AN OFFER WOULD BE UNLAWFUL.

                            ------------------------

                                    CONTENTS


                                        PAGE
                                        ----
About Chromatics......................    2
Risk Factors..........................    4
Recent Events.........................   12
Where You Can Get More Information....   13
Forward-Looking Statements............   14
Selling Stockholders..................   14
Plan of Distribution..................   18
Legal Matters.........................   19
Experts...............................   19


------------------------------------------------------
------------------------------------------------------
------------------------------------------------------
------------------------------------------------------


                              4,249,948 SHARES OF

                                  COMMON STOCK

                                   CHROMATICS
                                 COLOR SCIENCES
                              INTERNATIONAL, INC.
                            ------------------------

                                   PROSPECTUS
                            ------------------------

------------------------------------------------------
------------------------------------------------------

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

     The following table sets forth the various estimated amount of fees and expenses payable in connection with this offering other than sales commissions. All of these expenses will be borne by the registrant.

                                                          AMOUNT OF
                          ITEM                             EXPENSES
                          ----                            ----------
SEC Registration Fee....................................  $ 2,020.61
Printing Expenses.......................................   10,000.00*
Accounting Fees and Expenses............................    1,000.00*
Legal Fees and Expenses.................................    5,000.00*
Miscellaneous Expenses..................................    1,000.00*
                                                          ----------
     Total..............................................  $19,020.61*
                                                          ==========

---------------
* Estimated

ITEM 15. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

     Section 722 of the Business Corporation Law of the State of New York and
Article X of Chromatics' Certificate of Incorporation contain provisions for the indemnification of officers and directors of Chromatics. The Certificate of Incorporation requires Chromatics to indemnify officers and directors to the full extent permitted by New York Law. Each person will be indemnified in any proceeding if he or she acted in good faith and in a manner which he or she reasonably believed to be in, or not opposed to, the best interests of Chromatics. Indemnification would cover judgments, fines, amounts paid in settlement and reasonable expenses, including attorney's fees.

     Chromatics has directors' and officers' liability insurance. This insurance may cover liabilities asserted against any present or past director or officer incurred in the capacity of director or officer arising out of his or her status, whether or not Chromatics would have the power to indemnify this person.

ITEM 16. EXHIBITS.

NUMBER                          DESCRIPTION OF DOCUMENT
------                          -----------------------
  3.1     --  Restated Articles of Incorporation of Chromatics
              (incorporated by reference to Exhibit 3.1 to Chromatics'
              Quarterly Report on Form 10-Q for the Quarter Ended June 30,
              1999.
  3.2     --  Certificate of Amendment to Articles of Incorporation of
              Chromatics, (incorporated by reference to Exhibit 3.1.1 to
              Chromatics' 1999 Annual Report on Form 10-K).
  3.3     --  By-Laws of Chromatics (incorporated by reference to Exhibit
              3.2 to Chromatics' 1999 Annual Report on Form 10-K).
  4.1     --  Restated Articles of Incorporation of Chromatics
              (incorporated by reference to Exhibit 3.1 to Chromatics'
              Quarterly Report on Form 10-Q for the Quarter Ended June 30,
              1999).
  4.2     --  Certificate of Amendment to Articles of Incorporation of
              Chromatics, filed on February 10, 2000 (included in Exhibit
              3.2)
  4.3     --  Agreement of Purchase and Sale, dated as of April 17, 2000
              (the "Gordon Agreement"), among Chromatics and the
              shareholders and certain noteholders Gordon Acquisition
              Corp. (incorporated by reference to Exhibit 2.1 to
              Chromatics' Current Report on Form 8-K filed on June 19,
              2000).
  4.4     --  Amendment No. 1 to the Gordon Agreement, dated May 15, 2000
              (incorporated by reference to Exhibit 2.2 to Chromatics'
              Current Report on Form 8-K filed on June 19, 2000).

NUMBER                          DESCRIPTION OF DOCUMENT
------                          -----------------------
  4.5     --  Amendment No. 2 to the Gordon Agreement, dated May 25, 2000
              (incorporated by reference to Exhibit 2.3 to Chromatics'
              Current Report on Form 8-K filed on June 19, 2000).
  4.6     --  Amendment No. 3 to the Gordon Agreement, dated May 31, 2000
              (incorporated by reference to Exhibit 2.4 to Chromatics'
              Current Report on Form 8-K filed on June 19, 2000).
  4.7     --  Securities Purchase Agreement, dated as of August 16, 2000, between Chromatics and Millennium Partners, L.P.
              (incorporated by reference to Exhibit 4.1 to Chromatics'
              Current Report on Form 8-K filed on September 1, 2000).
  4.8     --  Registration Rights Agreement, dated as of August 16, 2000, between Chromatics and Millennium Partners, L.P.
              (incorporated by reference to Exhibit 4.4 to Chromatics'
              Current Report on Form 8-K filed on September 1, 2000).
  4.9     --  Warrant No. CW1, dated as of August 16, 2000, made by
              Chromatics in favor of Millennium Partners, L.P.
              (incorporated by reference to Chromatics' Registration
              Statement on Form S-3 filed on September 18, 2000).
 4.10     --  Warrant dated as of August 16, 2000 made by Chromatics in favor of Millennium Partners, L.P. (incorporated by
              reference to Chromatics' Registration Statement on Form S-3 filed on September 18, 2000).
 4.11     --  Warrant No. CW2, dated as of August 16, 2000, made by
              Chromatics in favor of Wharton Capital Partners, Ltd.
              (incorporated by reference to Chromatics' Registration
              Statement on Form S-3 filed on September 18, 2000).
 4.12     --  Warrant Agreement, dated as of June 30, 2000, between
              Chromatics and Josephthal & Co. Inc. (incorporated by
              reference to Chromatics' Registration Statement on Form S-3 filed on September 18, 2000).
 4.13     --  Warrant Certificate No. W-01, dated as of June 30, 2000 made by Chromatics in favor of X Securities, Ltd. (incorporated by reference to Chromatics' Registration Statement on Form
              S-3 filed on September 18, 2000).
 4.14     --  Warrant Certificate No. W-02, dated as of June 30, 2000, made by Chromatics in favor of John O'Brien. (incorporated by reference to Chromatics' Registration Statement on Form
              S-3 filed on September 18, 2000).
 4.15     --  Warrant Certificate No. W-03, dated as of June 30, 2000, made by Chromatics in favor of Edmund Belak. (incorporated by reference to Chromatics' Registration Statement on Form
              S-3 filed on September 18, 2000).
 4.16     --  Financial Advisory and Investment Banking Agreement, dated as of June 12, 2000, between Chromatics and Josephthal & Co.
              Inc. (incorporated by reference to Chromatics' Registration
              Statement on Form S-3 filed on September 18, 2000).
  5.1     --  Opinion Regarding Legality.
 23.1     --  Consent of BDO Seidman, LLP.
 23.2     --  Consent of Wiss & Company.
 23.3     --  Consent of Patterson, Belknap, Webb & Tyler LLP (included in
              Exhibit 5.1).
 24.1     --  Power of Attorney (see page II-3).

ITEM 17. UNDERTAKINGS.

     (a) The undersigned registrant hereby undertakes:

          (1) to file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

             (i) to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

             (ii) to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represents a fundamental change in the information set forth in the registration statement;

             (iii) to include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in this registration statement;

     provided, however, that paragraphs (i) and (ii) do not apply to this registration statement if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 and incorporated by reference in this registration statement;

          (2) that, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof;

          (3) to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     (b) the undersigned registrant hereby undertakes that, for the purpose of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (c) insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions described in the first paragraph of
Item 15 above, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in said Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit, or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

                                   SIGNATURES


     Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in New York, State of New York, on November 3, 2000.


                                          CHROMATICS COLOR SCIENCES
                                          INTERNATIONAL, INC.

Date: November 3, 2000

                                          By: /s/ BRIAN T. FITZPATRICK
                                            ------------------------------------
                                            Brian T. Fitzpatrick,
                                            President and Acting Chief Executive
                                              Officer

     KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Darby Simpson Macfarlane and Brian T. Fitzpatrick, jointly and severally, his or her true and lawful attorneys-in-fact and agents, each with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments to this registration statement, and to file the same, with exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite or necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that each of said attorneys-in-fact and agents, or his or her substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

     IN ACCORDANCE WITH THE SECURITIES ACT OF 1933, THIS REPORT HAS BEEN SIGNED BELOW BY THE FOLLOWING PERSONS ON BEHALF OF THE REGISTRANT AND IN THE CAPACITIES AND ON THE DATES INDICATED.


                   SIGNATURE                                  CAPACITY                     DATE
                   ---------                                  --------                     ----

            /s/ BRIAN T. FITZPATRICK              Director, President and Acting     November 3, 2000
------------------------------------------------  Chief Executive Officer
              Brian T. Fitzpatrick                (Principal Executive Officer)

              /s/ FRANCIS MARCHESE                Chief Financial Officer            November 3, 2000
------------------------------------------------  (Principal Financial and
                Francis Marchese                  Accounting Officer)

            /s/ DARBY S. MACFARLANE               Chairperson of the Board and       November 3, 2000
------------------------------------------------  Chief Technology Officer
              Darby S. Macfarlane

              /s/ LESLIE FOGLESONG                Director                           November 3, 2000
------------------------------------------------
                Leslie Foglesong

          /s/ DAVID KENNETH MACFARLANE            Director,                          November 3, 2000
------------------------------------------------  Vice-President -- Research and
            David Kenneth Macfarlane              Development

               /s/ EDMUND VIMOND                  Director                           November 3, 2000
------------------------------------------------
                 Edmund Vimond

               /s/ EDWARD MAHONEY                 Director                           November 3, 2000
------------------------------------------------
                 Edward Mahoney

               /s/ JAMES BERGMAN                  Director                           November 3, 2000
------------------------------------------------
                 James Bergman

                                 EXHIBIT INDEX


   NUMBER                          DESCRIPTION OF DOCUMENT
   ------                          -----------------------

    3.1      --  Restated Articles of Incorporation of Chromatics
                 (incorporated by reference to Exhibit 3.1 to Chromatics'
                 Quarterly Report on Form 10-Q for the Quarter Ended June 30,
                 1999.

    3.2      --  Certificate of Amendment to Articles of Incorporation of
                 Chromatics, (incorporated by reference to Exhibit 3.1.1 to Chromatics' 1999 Annual Report on Form 10-K).

    3.3      --  By-Laws of Chromatics (incorporated by reference to Exhibit
                 3.2 to Chromatics' 1999 Annual Report on Form 10-K).

    4.1      --  Restated Articles of Incorporation of Chromatics
                 (incorporated by reference to Exhibit 3.1 to Chromatics'
                 Quarterly Report on Form 10-Q for the Quarter Ended June 30,
                 1999).

    4.2      --  Certificate of Amendment to Articles of Incorporation of
                 Chromatics, filed on February 10, 2000 (included in Exhibit
                 3.2)

    4.3      --  Agreement of Purchase and Sale, dated as of April 17, 2000
                 (the "Gordon Agreement"), among Chromatics and the shareholders and certain noteholders Gordon Acquisition
                 Corp. (incorporated by reference to Exhibit 2.1 to Chromatics' Current Report on Form 8-K filed on June 19,
                 2000).

    4.4      --  Amendment No. 1 to the Gordon Agreement, dated May 15, 2000
                 (incorporated by reference to Exhibit 2.2 to Chromatics'
                 Current Report on Form 8-K filed on June 19, 2000).

    4.5      --  Amendment No. 2 to the Gordon Agreement, dated May 25, 2000
                 (incorporated by reference to Exhibit 2.3 to Chromatics'
                 Current Report on Form 8-K filed on June 19, 2000).

    4.6      --  Amendment No. 3 to the Gordon Agreement, dated May 31, 2000
                 (incorporated by reference to Exhibit 2.4 to Chromatics'
                 Current Report on Form 8-K filed on June 19, 2000).

    4.7      --  Securities Purchase Agreement, dated as of August 16, 2000, between Chromatics and Millennium Partners, L.P.
                 (incorporated by reference to Exhibit 4.1 to Chromatics'
                 Current Report on Form 8-K filed on September 1, 2000).

    4.8      --  Registration Rights Agreement, dated as of August 16, 2000, between Chromatics and Millennium Partners, L.P.
                 (incorporated by reference to Exhibit 4.4 to Chromatics'
                 Current Report on Form 8-K filed on September 1, 2000).

    4.9      --  Warrant No. CW1, dated as of August 16, 2000, made by
                 Chromatics in favor of Millennium Partners, L.P.
                 (incorporated by reference to Chromatics' Registration
                 Statement on Form S-3 filed on September 18, 2000).

    4.10     --  Warrant dated as of August 16, 2000 made by Chromatics in favor of Millennium Partners, L.P. (incorporated by reference to Chromatics' Registration Statement on Form S-3 filed on September 18, 2000).

    4.11     --  Warrant No. CW2, dated as of August 16, 2000, made by
                 Chromatics in favor of Wharton Capital Partners, Ltd.
                 (incorporated by reference to Chromatics' Registration
                 Statement on Form S-3 filed on September 18, 2000).

    4.12     --  Warrant Agreement, dated as of June 30, 2000, between
                 Chromatics and Josephthal & Co. Inc. (incorporated by reference to Chromatics' Registration Statement on Form S-3 filed on September 18, 2000).

    4.13     --  Warrant Certificate No. W-01, dated as of June 30, 2000 made by Chromatics in favor of X Securities, Ltd. (incorporated by reference to Chromatics' Registration Statement on Form
                 S-3 filed on September 18, 2000).

   NUMBER                          DESCRIPTION OF DOCUMENT
   ------                          -----------------------
    4.14     --  Warrant Certificate No. W-02, dated as of June 30, 2000, made by Chromatics in favor of John O'Brien. (incorporated by reference to Chromatics' Registration Statement on Form
                 S-3 filed on September 18, 2000).

    4.15     --  Warrant Certificate No. W-03, dated as of June 30, 2000, made by Chromatics in favor of Edmund Belak. (incorporated by reference to Chromatics' Registration Statement on Form
                 S-3 filed on September 18, 2000).

    4.16     --  Financial Advisory and Investment Banking Agreement, dated as of June 12, 2000, between Chromatics and Josephthal & Co.
                 Inc. (incorporated by reference to Chromatics' Registration
                 Statement on Form S-3 filed on September 18, 2000).

    5.1      --  Opinion Regarding Legality.

   23.1      --  Consent of BDO Seidman, LLP.

   23.2      --  Consent of Wiss & Company.

   23.3      --  Consent of Patterson, Belknap, Webb & Tyler LLP (included in
                 Exhibit 5.1).
   24.1      --  Power of Attorney (see page II-3).